[Reference Translation]

Cooperation Agreement

among

Shandong Broadcast & TV Weekly Press

and

Modern Movie & TV Biweekly Press

and

Ji’nan Zhongkuan Dian Guang Information Technology Co., Ltd

March 2008

Table of Contents

Chapters			Pages

Chapter	1	Definitions and Interpretations	2
Chapter	2	New Co Establishment	5
Chapter	3	Inter-Company Relationship	7
Chapter	4	Representations and Warranties	9
Chapter	5	Covenants	11
Chapter	6	Conditions Precedent	13
Chapter	7	Completion of Cooperation	14
Chapter	8	Effectiveness and Termination	15
Chapter	9	Events of Breach	17
Chapter	10	Force Majeure	17
Chapter	11	Confidentiality	18
Chapter	12	Miscellaneous	19

Schedules

A.	List of Assets

B.	List of The Seconded Staff

C.	List of Governmental Authorizations

This Cooperation Agreement (Agreement) is entered into on this 8th day of March 2008 in Ji’nan, Shandong Province, People’s Republic of China (PRC)

by and among

(1)
Shandong Broadcast & TV Weekly Press (Party A), a PRC legal entity with its registered address at No. 11, Qingnian East Road, Ji’nan City, Shandong Province, PRC, whose legal representative is Liu Huilan, a PRC citizen; and

(2)
Modern Movie & TV Biweekly Press (Party B), a legal entity established under the laws of the PRC with its registered address at No. 7, Qingnian East Road, Ji’nan City, Shandong Province, PRC, whose legal representative is Liu Huilan, a PRC citizen; and

(3)
Ji’nan Zhongkuan Dian Guang Information Technology Co., Ltd (Party C), a company established under PRC laws with its registered address at Suite 1014, Wenjia Building, No. 1 Qingnian East Raod, Lixia District, Ji’nan City, Shandong Province, PRC, whose legal representative is Pu Yue.

WHEREAS

(1)	Party A and Party B are engaged in the provision of the Business (as defined below) and have obtained the licenses necessary to operate the Business in the PRC;

(2)	Party A and Party B intend to establish a new company (New Co) which will be a joint venture partly owned by Party C; and

(3)	The parties entered into a letter of intent regarding the aforesaid subject matter on 5 December 2007.

NOW, THEREFORE, the parties hereto agree as follows:

Chapter 1   Definitions and Interpretations

1.1	Definitions

Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Affiliate
in relation to an entity, means another entity:

(1) in which the entity holds, directly or indirectly, at least 10% of the equity interest or voting rights; or

(2) which is the entity’s Parent Company or Subsidiary.

Appraisal	the appraisal of the Assets conducted by a qualified appraisal agent;

Assets	any assets relating to the operation of the Business, as listed in Schedule A;

Business
the business relating to the operations of (1) Shandong Broadcast & TV Weekly, View Weekly and Modern Movie & TV Biweekly (Newspapers and Periodicals), including without limitation the distribution of periodicals, the publication of advertising, the organization of public relations events, the provision of information services, copyright transactions, the production of audio and video products, the provision of audio value-added communication services;

Completion of Cooperation
the date of fulfillment of all of the conditions precedent as listed in Article 6.1 (unless waived in accordance with Article 6.2.3) which shall occur no later than 31 March 2008, unless extended in accordance with Article 6.2.2;

Exclusive Advertising Agency Agreement	shall be as defined in Article 3.1.1;

Exclusive Consulting Service Agreement	shall be as defined in Article 3.2.1;

Force Majeure
any earthquake, storm, fire, flood, war or other significant event of natural or human-caused disaster arising after the signing hereof which is unavoidable, not possible to overcome, beyond the control of any party hereto and prevents the total or partial performance of this Agreement by any party hereto, including any change of any laws or regulations and any government actions relating to Party A and Party B;

Governmental Authorizations	shall be as defined in Article 4.2.5;

Parent Company	in relation to an entity, another entity of which the entity is a Subsidiary (as defined below);

PRC Law
all laws and legislation of the PRC that are in effect, including laws, regulations, resolutions, decisions, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;

RMB	Renminbi, the lawful currency of the PRC;

Subsidiary	in relation to an entity, another entity in which the entity holds, directly or indirectly, 50% or more of the entity’s total equity interest or voting rights;

Tax
all forms of taxation, including enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

Trade Secret
any information relating to this Agreement or the parties, including any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the parties to be confidential, and which is generally unknown by the public, has never been publicly disclosed, has practical value and is of economic benefit to the parties;

Transaction Documents
all documents that require signing under PRC Law in order to complete the transactions contemplated hereunder, including without limitation the Articles of Association of the New Co, the Exclusive Advertising Agency Agreement and Exclusive Consulting Service Agreement;

Staff Secondment	as defined in Article 2.4.1.

1.2	Interpretations

All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof. Any reference herein to an Article, Chapter or Schedule is to an article, chapter or schedule of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year. A reference to a business day is to a day on which commercial banks are open for business in the PRC. The term “including”, shall mean “including without limitation”.

Chapter 2   New Co Establishment

2.1	Assets Appraisal

2.1.1
As soon as practicable after the execution of this Agreement, Party A and Party B shall hire a qualified appraisal agent reasonably approved by Party C to conduct the Appraisal of the Assets, the expenses of which shall be reimbursed by the New Co after it is established.

2.1.2	The parties covenant that such Appraisal shall be completed no later than 28 February 2008.

2.2	Establishment of New Co

2.2.1
As soon as practicable after the completion of the Appraisal, Party A and Party B shall contribute the Assets in a lump sum, as the initial contribution to the New Co, in order to establish the New Co jointly with Party C in Ji’nan, PRC.

2.2.2
The registered name of the New Co shall be Shandong Rushi Media Co., Ltd. (山东捿瘺传媒有榰狝任公司)]. The registered capital of the New Co shall be no less than RMB 10 million. Party A and Party B shall use their respective Assets as their contribution to the Registered Capital, while Party C shall contribute RMB 10 million in cash as its initial investment as stipulated in Article 7.2.

2.2.3
The contribution of the Assets by Party A and Party B to the New Co’s registered capital shall be made in accordance with the appraised value of the Assets as stated in the Appraisal report or as recognized by the parties.

2.2.4	The parties further agree that the shares in the revenue of the New Co shall be 30% to Party A, 20% to Party B and 50 % to Party C.

2.2.5	The New Co’s business scope shall be subject to the standard business scope approved by any competent government department.

2.3	Governmental Approvals

Party A and Party B shall be responsible for obtaining any and all prior approvals, consents and (or) certificates, and shall undertake any and all registrations/filings and obtain all permits, registrations, licenses, consents or other rights necessary for the establishment of the New Co under PRC Law. Party C shall actively cooperate in this regard. All costs arising therefrom shall be paid in advance by the parties in accordance with the percentage of their respective contributions to the capital of the New Co and shall then be reimbursed by the New Co after it is established.

2.4	Arrangement of Staff Secondment

2.4.1
Party A and Party B shall cause the employees subject to their respective employment systems to enter into new employment contracts with the New Co in accordance with the law and shall be responsible for the settlement of any labor disputes arising prior to the execution of employment contracts with the New Co.

2.4.2
Party A and Party B shall cause the employees subject to their respective staffing systems or not subject to any employment system to retain the positions authorized under that staffing system and shall second such employees to work in the New Co.

2.4.3
Party A and Party B shall assume responsibility for all rights and obligations of the employees subject to their respective employment systems in relation to employment relationships accrued prior to the Completion of Cooperation. Such rights and obligations accrued after the Completion of Cooperation shall be assumed by the New Co.

2.5	Corporate Governance

2.5.1	The New Co shall establish a board of 4 directors. Party C shall appoint 2 directors, while Party A and Party B shall jointly appoint 2 directors.

2.5.2
The Chairman of the New Co’s board of directors shall be jointly appointed by Party A and Party B. The general manager and the finance manager shall be jointly nominated by Party A and Party B and appointed by Party C. The parties agree that the first Chairman of the New Co’s board of directors shall be Liu Huilan.

2.5.3	The New Co’s board of directors will review the details of corporate governance and may make amendments thereto at any time, if needed, after 1 year from the date of establishment of the New Co.

Chapter 3   Inter-Company Relationship

3.1	Exclusive Advertising Agency Agreement

3.1.1	Execution.

As soon as practicable after the establishment of the New Co, Party A and Party B shall execute an exclusive advertising agency agreement (Exclusive Advertising Agency Agreement) with the New Co. The Exclusive Advertising Agency Agreement shall be effective throughout the term of the existence of New Co.

3.1.2	Agency Scope.

3.1.2.1
Party A and Party B shall retain the New Co as their respective exclusive advertising agent. The New Co shall be the exclusive provider to Party A and Party B of advertising agency service in respect of the advertisement operation of all Newspapers and Periodicals.

3.1.2.2
The New Co shall be responsible for the solicitation of advertisements for all Newspapers and Periodicals, and shall enter into the contracts relating to the production and publication of such advertisements with the clients in its own name.

3.1.2.3	Party A and Party B shall share their respective resources relating to the Business exclusively with the New Co.

3.2	Exclusive Consulting Service Agreement

3.2.1	Execution.

As soon as practicable after the establishment of the New Co, Party A and Party B shall execute an exclusive consulting service agreement (Exclusive Consulting Service Agreement) with the New Co. The Exclusive Consulting Service Agreement shall be effective throughout the term of the existence of New Co.

3.2.2	Service Scope.

3.2.2.1
Party A and Party B shall retain the New Co as their respective exclusive consulting service company. The New Co shall be the exclusive provider to Party A and Party B of all technical support, management support, management service and any other services necessary for the operation of the Business, in exchange for service fees.

3.2.2.2	Party A and Party B shall use their best endeavors to cause their Affiliates to share their respective resources relating to the Business exclusively with the New Co.

3.3	Fee Payment

All the pre-Tax revenues (less the relevant turnover tax, urban maintenance and construction tax, additional education tax and cultural construction fee, etc.) of Party A and Party B generated during the term of the Exclusive Advertising Agency Agreement and Exclusive Consulting Service Agreement relating to the Business shall be paid by Party A and Party B to the New Co as agency fees and service fees under the Exclusive Advertising Agency Agreement and Exclusive Consulting Service Agreement. Where the parties need to adjust the specific finance arrangement for payment of the fees as provided in this Article 3.3, such as paying the pre-Tax revenues relating to the Business (less the direct cost) to the New Co, the parties shall actively cooperate with the New Co in making the specific payments of fees in accordance with the relevant regulations and financial rules. Any taxes arising therefrom shall be paid by the New Co.

3.4	Exclusivity.

3.4.1
Neither Party A nor Party B shall (and cause their respective Affiliates and shareholders not to) participate in any substantive discussion or negotiation, directly or indirectly, in respect of any arrangement or service contemplated in this Agreement, the Exclusive Advertising Agency Agreement and Exclusive Consulting Service Agreement.

3.4.2
Where Party A, Party B or any of their respective Affiliates or shareholders receives a substantive proposal or communication in respect of cooperation (relating to any aspect of the Business) from a third party, Party A and Party B shall notify Party C of the same. Party A and Party B shall use their best endeavors to cause their respective Affiliates or shareholders to comply with the provisions of Article 3.4.

Chapter 4   Representations and Warranties

4.1	Mutual Representations and Warranties

Each of the Parties represents and warrants that:

4.1.1	it has all necessary power and authority to execute, deliver and perform this Agreement and all Transaction Documents to which it is a party to;

4.1.2	the execution and performance of this Agreement and any Transaction Documents to which it is a party have been duly and validly authorized by any and all necessary corporate actions; and

4.1.3
the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party will not contravene, conflict with, or result in a violation of any provision of any previous documents, contract, agreement, understanding, other legal arrangement, law or order to which it is subject, and is fully enforceable against the party executing hereby or thereby. In the event that such execution, delivery and performance conflicts with any such legal arrangement, law or order, the legal arrangement, law or order shall prevail.

4.2	Representations and Warranties of Party A and Party B

Party A and Party B further jointly represent and warrant to Party C that:

4.2.1	the Assets are free of any encumbrances;

4.2.2
Except for those that have already been disclosed to Party C in writing, there is no lawsuit, third party claim, order or investigation pending against itself relating to the Assets or Business by any third party, court, or governmental or arbitral body;

4.2.3	they at all times honored in full and in a timely fashion, all agreements with third parties, including with employees and customers;

4.2.4	the Assets constitute all of the assets used in or necessary for the operation of the Business; and

4.2.5
all consents, approvals, permits , licenses, registrations and filings (Governmental Authorizations, which shall include the items or consents, approvals and filings listed in Schedule C) required under PRC Law for the due and proper operation of the Business and any transaction hereunder, have been duly obtained from the appropriate authorities and are in full force and effect.

4.3	Representations and Warranties of Party C

Party C further represents and warrants to Party A and Party B that:

4.3.1	it is qualified to enter into this Agreement as granted or permitted by PRC law;

4.3.2	it has the capability to independently perform the terms of this Agreement;

4.3.3	it shall pay the amounts hereunder in accordance with the condition, timetable and manner as stipulated in this Agreement;

4.3.4
it shall disclose to Party A and Party B any pending litigation, third party claim, order or investigation, external guarantee and any other procedure brought or raised by any third party, court, government or arbitration body against Party C or its Affiliate in relation to the Assets or the Business which may affect the performance of this Agreement.

Chapter 5   Covenants

5.1	Staff Secondment Covenants

The New Co will engage [•] employees of Party A and Party B, as unanimously agreed among and between the parties, to facilitate the operation of the New Co. The names and titles of the employees are listed in Schedule D and their salaries shall be determined by a resolution of the New Co’s board. Party A and Party B shall cause such employees to work for the New Co in accordance with the provisions of Article 2.4 and the relevant government policies.

5.2	Assets / New Co Covenants

At any time after the execution of this Agreement and prior to the Completion of Cooperation (but no later than 31 March 2008), Party A and Party B undertake that they shall not, without the prior written consent of Party C:

5.2.1
create or permit to arise any lien, encumbrance, pledge, mortgage or any security, or other third party right or interest on or in respect of any of the Assets, or grant or issue, or agree to grant or issue, any guarantee thereover;

5.2.2	enter into any arrangement which materially affects the performance of this Agreement.

5.3	Transactions Covenants

For the smooth performance of this Agreement and in respect of the transactions contemplated hereunder, Party A and Party B shall, to their full extent, obtain all necessary consents, approvals or authorizations of, or make all necessary declarations, filings or registrations with, any governmental authority in connection with the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party. Party C shall provide active assistance therewith.

5.4	Governmental Authorizations Covenants

5.4.1
Party A and Party B shall, at their sole expense, ensure that the annual inspection and/or renewal of Governmental Authorizations (where applicable) are duly and timely made and all Governmental Authorizations are maintained in full force and effect throughout the duration of the Exclusive Cooperation Agreement as described in Article 3.1 and any terms extended by the parties thereunder.

5.4.2
To the extent permitted by PRC Law, Party A and Party B shall immediately, and using its best efforts, cause the New Co to obtain the Governmental Authorizations required for the operation of the Business.

5.5	Business Covenants

Party A and Party B agree to use their best commercial endeavors to continue the operation of the Business until the parties agree otherwise.

5.6	Non-Competition

After the Completion of Cooperation, Party A and Party B shall not, without first obtaining the written approval of Party C, develop any business that competes with the New Co, nor shall they employ, recruit or attempt to recruit any of the Seconded Staff, other than any of such Seconded Staff who are engaged in the transactions hereunder.

5.7	Indemnification

Each party hereby unconditionally and irrevocably agrees to perpetually indemnify the other Party and its Affiliates, and hold them harmless from and against, any and all losses, claims, damages, expenses (including legal expenses) and liabilities that any of the other parties and their Affiliates and Subsidiaries may sustain, suffer or incur in connection with the Transactions contemplated hereunder and as a result of any breach of this Agreement or the Transaction Documents.

5.8	Notification

Each party shall promptly notify the other parties upon becoming aware of any event that may show, reveal or cause any of the representations or warranties to be incorrect, untrue, misleading or breached in any material respect, or that may have any material adverse effect on the assets or liabilities of the other parties.

Chapter 6   Conditions Precedent

6.1	Conditions Precedent

The Completion of Cooperation is subject to the satisfaction of all of the following conditions precedent:

6.1.1	the New Co having been established and all Assets of Party A and Party B having been contributed on time;

6.1.2	the execution and delivery of the Transaction Documents by all the parties thereto;

6.1.3	the representations and warranties of the parties remaining true and accurate and having been fully adhered to in all material respects at the time of Completion of Cooperation;

6.1.4	the proper completion of the parties’ covenants under Articles 5.1, 5.2 and 5.3.

6.2	Satisfaction and Waiver of Conditions Precedent

6.2.1
Within 3 business days after the satisfaction of the conditions precedent described in Article 6.1, Party A and Party B shall notify Party C thereof. Within 3 business days after the said notification, Party C shall confirm the same in writing to Party A and Party B. The Completion of Cooperation shall then be arranged within 3 business days after receipt of Party C’s confirmation.

6.2.2
If the conditions precedent set forth in Article 6.1 are not fulfilled (or waived as provided for in Article 6.2.3) on or before 31 March 2008, or such later date as the parties may agree, this Agreement (except Chapter 11, Articles 12.3 and 12.4) shall become null and void and be of no further effect whatsoever and all the obligations and liabilities of the parties hereunder shall cease and terminate (save for any antecedent breaches of this Agreement), and any funds paid hereunder returned, other than each party’s expenses, each party being responsible for its own expenses.

6.2.3	One or more of the conditions precedent listed in Article 6.1 may be waived by Party C at its sole discretion by sending a notice of such waiver in writing to Party A and Party B.

Chapter 7   Completion of Cooperation

7.1	Completion of Cooperation

Subject to the conditions precedent having been fulfilled (or waived as provided in Article 6.2.3), the Completion of Cooperation shall be held within 3 working days after the fulfillment of the conditions precedent at the Beijing offices of TransAsia Lawyers (Suite 2218, China World Tower 1, No. 1 Jianguomenwai Avenue, Beijing, PRC) or at such other location as the parties may agree.

At the Completion of Cooperation, to the extent not previously executed and delivered, the parties shall execute and deliver the Transaction Documents.

7.2	Payment

Party C shall pay its contributions to the New Co in accordance with the following provisions:

7.2.1
Party C shall, within 3 working days after the execution of this Agreement and in any event on or before 31 March 2008, contribute an amount of no less than RMB 2 million to the New Co’s designated bank account;

7.2.2	As soon as practicable after the Completion of Cooperation, Party C shall pay the remaining amount of RMB 8 million; and

7.2.3
Within 12 months after the Completion of Cooperation, upon the proper fulfillment of the obligations of Party A and Party B under Article 2.2 and Article 5.1 to 5.6 inclusive and other conditions as agreed by the parties, Party C shall make its second contribution, based on the New Co’s annual operational performance during its first fiscal year, in accordance with the following arrangement (the parties agreeing that such additional contribution by Party C shall not affect the revenue-sharing percentage set forth in Article 2.2.4):

7.2.3.1
where the annual net profits generated from the New Co’s operations during the first fiscal year after its establishment is confirmed, in accordance with international accounting standards, by an independent professional audit institution designated by Party C, to be equal to or more than RMB 16 million, Party C shall make a second contribution of RMB 20 million.

7.2.3.2
where the annual net profits generated from the New Co’s operations during the first fiscal year after its establishment is confirmed, in accordance with international accounting standards, by an independent professional audit institution designated by Party C, to be equal to or more than RMB 4 million, but less than RMB 16 million, Party C shall make a second contribution of RMB X, where X equals net profits generated during the same fiscal year multiplied by 125%.

7.2.3.3
where the annual net profits generated from the New Co’s operations during the first fiscal year after its establishment is confirmed, in accordance with international accounting standards, by an independent professional audit institution designated by Party C, to be less than RMB 4 million, Party C will make a second contribution of RMB 5 million to the New Co.

Chapter 8   Effectiveness and Termination

8.1	Effective Date

This Agreement shall be effective upon the date of its execution by the parties.

8.2	Termination

8.2.1	This Agreement may be terminated with immediate effect by any party by means of written notice to all of the other parties under any of the following circumstances:

8.2.1.1
where the Completion of Cooperation has not occurred on or before 31 March 2008 (in no event to be any later than the 3 working days immediately prior to the 90th day after the date on which the New Co’s business license is issued), provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation hereunder shall have been the cause of the failure for any condition precedent to the Completion of Cooperation to be satisfied;

8.2.1.2
where any other party has committed a breach of this Agreement as described in Article 9.1, provided, however, that Party C’s failure to perform its contribution obligations under Article 7.2.2 as a result of Party A or Party B’s nonperformance of their respective obligations under Article 3.4 and Articles 5.1 to 5.6 inclusive and other conditions as agreed by the parties, shall not constitute any breach on the part of Party C, and Party C shall have the right to request the termination of this Agreement as provided for in Article 8.2.2.2;

8.2.1.3
where the other party becomes insolvent, if an order is made or resolution passed for the administration, winding-up or dissolution of any party (otherwise than for the purposes of a solvent corporate reconstruction), if an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or a substantial part of the assets of such other party, or if such other party enters into or proposes any composition or arrangement with its creditors generally analogous to the foregoing; or

8.2.1.4	where Force Majeure prevails for a period of 30 days or more and has an adverse material effect on this Agreement.

8.3	Consequence Upon Termination

Upon termination hereof, this Agreement shall be of no further effect and no party shall have any right against any of the other parties in connection with this Agreement; provided, however, that nothing herein shall relieve any party of any liability incurred before the termination of this Agreement. Upon termination of this Agreement, if the New Co has already been established, the parties shall dissolve the New Co in accordance with PRC law.

Chapter 9   Events of Breach

9.1	Events of Breach

The occurrence of any 1 or more of the following events shall constitute a breach of this Agreement:

9.1.1
any party hereto has breached the terms hereof or has failed to perform in any respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 10 days after receipt of the other party’s written notice requesting such remedy; and

9.1.2	any representation or warranty made by any party hereto shall prove to have been or become false or misleading in any respect.

9.2	Liabilities for Breach

Where any party hereto commits a breach of this Agreement, it shall be liable to compensate the other party for any and all damages caused to it as a result of the breach.

Chapter 10   Force Majeure

10.1	Consultation

In the event of Force Majeure, the parties shall promptly consult with each other to find a solution to the situation.

10.2	Relief from Obligations

Should the occurrence of a Force Majeure result in any party’s failure to perform its obligations hereunder in whole or in part, that party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

10.3	Suspension of Performance

Subject to this Chapter 10, the party affected by Force Majeure may suspend the performance of its obligations hereunder to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that Party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred. With the agreement of the parties, the term of this Agreement shall be extended by the period of such suspension without penalty to any party hereto.

10.4	Written Evidence

The Party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other Party of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon that Party, and shall provide the other Party with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

10.5	Non-Exemption

A party shall not be exempted from performing its obligations hereunder where Force Majeure occurs following the delay by that party to perform such obligations.

Chapter 11   Confidentiality

11.1	Non Disclosure

From the date hereof until 5 years hereafter, no party shall disclose or communicate any Trade Secret which may be within or may come into its knowledge, except to their respective employees and the employees of their respective affiliates for the sole purpose of implementing the agreements contemplated hereunder or as instructed by the other parties.

11.2	Breach of Obligations

The parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this chapter.

11.3	Exceptions

The disclosure of a Trade Secret by any party hereto shall not be deemed to be in breach of this Chapter if any of the following circumstances apply:

11.3.1	the information is in the public domain at the time of disclosure, through no fault of the disclosing party;

11.3.2	the information is disclosed pursuant to the prior written agreement of the parties;

11.3.3	the information is required by any government authority or law to which a Party, or its affiliate is subject; or

11.3.4	the information is provided to any director, agent, contractor, supplier or advisor of an affiliate in the ordinary course of business pursuant to the prior written agreement of the parties.

Chapter 12   Miscellaneous

12.1	Copies

12.1.1	This Agreement shall be executed in 3 sets of originals in Chinese language, with 1 set of originals for each party to this Agreement.

12.1.2
This Agreement may be executed in 1 or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

12.2	Notice

All notices and communications among the parties shall be made in writing and in Chinese languages by facsimile transmission or such other method of electronic communication as agreed between the parties, delivery in person (including courier service) or registered airmail letter to the appropriate correspondence addresses set forth below:

If to Party A:

Address:	No. 11, Qingnian East Road, Ji’nan City, Shandong Province, PRC
Telephone:	0531-82626566
Fax:	0531-82956002
Attention:	Liu Huilan

If to Party B:

Address:	No. 7, Qingnian East Road, Ji’nan City, Shandong Province, PRC
Telephone:	0531-82626566
Fax:	0531-82956002
Attention:	Liu Huilan

If to Party C:

Address:	Suite 1014, Wenjia Building, No. 1 Qingnian East Road, Lixia District, Ji’nan City, Shandong Province, PRC
Telephone:	0531-85597002
Fax:	0531-85597000
Attention:	Pu Yue

With a Copy to:

Address:	Hodgson Russ 1540 Broadway, 24th Floor New York, New York 10036 USA
Telephone:	212.751.4300
Fax:	212.751.0928
Attention:	Ronniel Levy, Esq.

The time of receipt of the notice or communication shall be deemed to be:

12.2.1
if by facsimile transmission or other agreed electronic method of communication, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

12.2.2	if in person (including courier service), on the date that the receiving party signs for the document; or

12.2.3	if by registered mail (including express mail), 7 days after the issuance of a receipt by the post office.

12.3	Governing Law

The formation of this Agreement, its validity, interpretation, execution and settlement of disputes hereunder will be governed by PRC Law.

12.4	Dispute Resolution

12.4.1	Where any dispute arises out of or in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

12.4.2	Where the dispute cannot be resolved in the above manner within 30 days after the commencement of consultations, any party hereto may submit the dispute for arbitration:

12.4.2.1	Any dispute arising from or in connection with this Agreement shall be arbitrated in accordance with Ji’nan Arbitration Commission Rules and by a sole arbitrator appointed thereunder.

12.4.2.2
Ji’nan Arbitration Commission shall be the arbitration body, and the arbitration award shall be final and binding on the parties. The allocation of responsibility for the arbitration fee shall be determined by the sole arbitrator.

12.4.3	When any dispute is submitted to arbitration, the parties shall continue to perform their obligations hereunder.

12.5	Waiver

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of such right or acquiescence in any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

12.6	Prior Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and, along with the Transaction Documents, constitutes the entire agreement between the parties with respect to its subject matter.

12.7	Amendment

No amendment or other modification of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of each party hereto, and then such amendment or other modification shall be an integral part of, and have the same effectiveness as, this Agreement.

12.8	Assignment

No party may assign any of its rights and/or obligations hereunder without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors, heirs, personal representatives, executors and permitted assigns of the parties.

12.9	Severability

Where any provision of this Agreement is subject to dispute or is determined by a competent court, arbitral body or government organization to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

12.10	Cost and Expense

Except as otherwise expressly set forth herein or in any related documents, all fees, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents shall be paid by the Party or Parties incurring such fees, costs or expenses.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

Shandong Broadcast & TV Weekly Press

By:
Name:	Liu Huilan
Title:	Legal Representative
Company Seal:

Modern Movie & TV Biweekly Press

By:
Name:	Liu Huilan
Title:	Legal Representative
Company Seal:

Ji’nan Zhongkuan Dian Guang Information Technology Co., Ltd

By:
Name:	Pu Yue
Title:	Legal Representative
Company Seal:

Schedule A

List of Assets
[PROVIDE]

Schedule B

List of The Seconded Staff

Schedule C

List of Governmental Authorizations

1.	PRC Newspaper Publication License for Shandong Broadcast & TV Weekly: Rubachu Number: 0014; National Unified Publication Serial Number: CN 37-0014;

2.	PRC Magazine Publication License for View Weekly: Ruqichu Number:1384;

3.	PRC Magazine Publication License for Modern Movie & TV Biweekly: Ruqichu Number:1318;

4.	Advertising License for Shandong Broadcast & TV Weekly: 3700004000093;

5.	Advertising License for View Weekly: 3700004000186; and

6.	Advertising License for Modern Movie & TV Biweekly: 3700004000124.